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February 28, 1997


Gabelli International Growth Fund, Inc.
One Corporate Center
Rye, NY 10580


Ladies and Gentlemen:

Gabelli International Growth Fund, Inc., a Maryland corporation (the "Fund"), is filing with the Securities and Exchange Commission a Rule 24f-2 notice containing the information specified in paragraph (b)(1) of Rule 24f-2 under the Investment Company Act of 1940 (the "Rule"). We understand that the Fund has previously filed a registration statement on N-1A under the Securities Act of 1933 (File No. 33-79994), adopting the declaration authorized by paragraph
(a)(1) of the Rule to the effect that an indefinite number of shares of beneficial interest of the Fund (the "Shares") was being registered by such registration statement. The effect of the Rule 24f-2 Notice, when accompanied by the filing fee, if any, payable as prescribed by paragraph (c) of the Rule and by this opinion, will be to make definite in number the number of Shares (as set forth in the Rule 24f-2 Notice) sold by the Fund during the fiscal year ended December 31, 1996 in reliance upon the Rule (the "Rule 24f-2 Shares").

We have examined a Certificate of Good Standing issued by the Secretary of State of the State of Maryland dated February 27, 1997, and copies either certified or otherwise proved to our satisfaction to be genuine, of the Fund's Articles of Incorporation, and By-laws, each as now in effect, and other documents relating to the organization and operation of the Fund relevant to this opinion. We have also reviewed the form of the Rule 24f-2 Notice being filed by the Fund.

On the basis of the foregoing, and assuming compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state securities laws regulating the sale of securities, and assuming further that all of the Rule 24f-2 Shares sold during the fiscal year ended December 31, 1996 were sold in accordance with the Fund's Prospectus and Statement of Additional Information in effect at the time of sale at a sales price in each case in excess of the par value of the Rule 24f-2 Shares, we are of the opinion that such Rule 24f-2 Shares were validly and legally issued, fully paid and non-assessable by the Fund.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice of the Fund, and to the filing of this opinion under the securities laws of any state.

We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Maryland, and to the extent that any opinion expressed herein involves the law of Maryland, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of that state, and where applicable, published cases, rules or regulations of regulatory bodies of that state.


                                              Very truly yours,


                                              /s/ WILLKIE FARR & GALLAGHER
                                              ----------------------------
                                                  Willkie Farr & Gallagher